EXHIBIT 99.1

EX-99.1 PRESS RELEASE, DATED AS OF JANUARY 29, 2004

Contact:	Graham Smith – Chief Financial Officer
Advent Software, Inc.
301 Brannan Street
San Francisco, CA 94107
(415) 543-7696

ADVENT SOFTWARE REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

San Francisco, CA, Thursday, January 29, 2004—Advent Software, Inc. (Nasdaq: ADVS) today announced financial results for the fourth quarter and fiscal year ended December 31, 2003.

Total revenue for the fourth quarter ended December 31, 2003 was $36.9 million, compared with $36.3 million in the same quarter last year, and $34.5 million in the third quarter of 2003. Net loss for the quarter was $75.8 million or $2.31 per share, compared with a net loss of $6.1 million or $0.19 per share in the same quarter of last year, and a net loss of $5.4 million or $0.17 per share in the third quarter of 2003. Net loss for the fourth quarter of 2003 includes a tax provision of $70.5 million, to record a full valuation allowance against deferred tax assets; restructuring and impairment charges and amortization of intangibles of $5.9 million; and a $1.8 million write-off of internally developed software, which is classified under cost of maintenance and other recurring revenue.

Total revenue for the year ended December 31, 2003 was $137.2 million, compared with $159.4 million for the year ended December 31, 2002. Net loss for 2003 was $98.3 million or $3.03 per share, compared with a net loss of $19.2 million or $0.57 per share in 2002.

The company ended 2003 with $160 million in cash, cash equivalents and short-term investments, an increase of $8 million over September 30, 2003.

“Our improved revenue and lowered expenses as we exit the year are a result of disciplined execution of our plans to focus on our core markets and scale the business to appropriate expense levels,” said Stephanie DiMarco, Chief Executive Officer of Advent. “The world’s leading financial professionals rely on Advent’s trusted solutions today, as they have over the last 20 years, to manage trillions of dollars. We enter 2004 having established a strong foundation upon which to enhance our market leadership and to build the next phase of this great company.”

GROWTH IN GENEVA BUSINESS

Geneva®, Advent’s premier platform for global firms in the prime broker, hedge fund, fund administrator, global asset management and mutual fund markets, continued to build momentum in the fourth quarter with the addition of three new firms that licensed the platform.

Among the new clients in the fourth quarter were a large U.S. hedge fund, a U.S fund administrator, and the European branch of another U.S. fund administrator. For the full year, Advent sold the Geneva platform to 13 new clients.

“I’m encouraged by the level of activity we saw in our Geneva business in the fourth quarter and throughout last year. Geneva is a sophisticated technology platform for global firms that have a high degree of business complexity. Geneva helps our clients manage their sophisticated businesses, and produces a superior return on their investment,” said DiMarco.

ADVENT OFFICE SIGNS NEW AND EXISTING CUSTOMERS

Advent added 120 new Advent Office customers during the fourth quarter, and also saw a large volume of sales to its existing clients who purchased software and services to meet the changing needs of their businesses. These firms include Gofen and Glossberg, Freedom Capital Management and Trainer Wortham.

Gofen and Glossberg, an investment advisory firm and an Advent client for 16 years, purchased Advent’s trade order management, automated reconciliation and contact management solutions to increase focus on compliance and create a true straight-through processing environment. The firm will use these Advent solutions to create a fully automated front-to-back office environment and reduce the likelihood of errors from a more manual trade process.

Freedom Capital Management, a Boston-based asset management firm and a client of Advent for 11 years, purchased Advent’s Open Financial Information Exchange (FIX) functionality to supplement its trade order management system and increase the efficiency and accuracy of its order management process.

Trainer Wortham, an investment advisory firm and an Advent client for 11 years, purchased additional capacity for its existing installation, including a series of reports to automate and streamline its manual management fee billing process. “We’d created a very specialized billing structure over the years where almost everyone was an exception. Advent’s software is going to greatly reduce the time it takes to process our bills, and ensure accuracy at the same time,” said Rosemarie Astarita, Operations Manager at Trainer Wortham.

GROWTH IN EUROPEAN AND MIDDLE EAST BUSINESS

Advent’s European business had an improved quarter, with activity in a number of countries including England, Ireland, Switzerland, Norway, Bulgaria, Spain, and in United Arab Emirates in the Middle East.

Among Advent’s new clients is Sandnes Sparebank, a private bank in Norway that purchased Advent solutions to support its new asset management business. Ahli United Bank B.C.S. in Dubai, which caters to retail and high net worth individual clients, also purchased Advent solutions in the fourth quarter, to provide faster, higher quality support and reporting.

In addition to the new business, several existing clients in Europe signed on for additional products to enhance their implementation, including the wealth management unit of one of the largest global investment banks, which expanded its use of Advent solutions in its London office to incorporate more users after a successful initial implementation in the third quarter of 2003.

GUIDANCE

The company issued the following guidance:

•	Q1 2004 revenues are projected to be in the range of $33.5 million to $35.5 million;

•	Full year 2004 revenues are projected to be in the range of $145 million to $150 million. The revenue estimates assume that the value of license contracts sold under a term model remains at between five and 10 percent of total contracts sold. A significant increase in sales of term licenses will cause more license contract revenue to be deferred into 2005 and beyond;

•	Q1 2004 expenses are projected to be in the range of $38.4 million to $39.4 million, including amortization of intangibles;

•	Full year 2004 expenses are projected to be in the range of $154 million to $159 million, including amortization of intangibles;

•	Amortization of intangibles included in cost of revenues will be approximately $1.4 million per quarter, and that related to other intangibles will be approximately $2 million per quarter;

•	Weighted average shares outstanding will increase by roughly 1 percent per quarter from the fourth quarter comparative of 32.8 million shares.

ADVENT FOURTH QUARTER CONFERENCE CALL

Advent will host its fourth quarter conference call at 5:00 p.m. Eastern time today, Thursday, January 29, 2004. To participate via phone, please dial 973-582-2737. If you are unable to listen to the call at this time, a replay will be available through February 5, 2004, by calling 973-341-3080, pass code 4418628.

The conference call will also be web-cast live at www.advent.com, and can be found by clicking on “About Advent,” “Investor Relations,” and then “Presentations.” The web cast will be archived at the same location.

ABOUT ADVENT

Advent Software, Inc. (www.advent.com) has been providing trusted solutions to the world’s leading financial professionals since 1983. Firms in 55 countries using Advent technology manage investments totaling more than US $8 trillion. Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.

The forward looking statements included in this press release, including the anticipated improvement in our business, continued success of Geneva and financial guidance for 2004, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties. These risks and uncertainties include potential fluctuations in results and future growth rates, the successful development and market acceptance of new products and product enhancements, continued uncertainties and fluctuations in the financial markets, challenges assimilating acquired entities, and other risks detailed from time to time in the company’s SEC reports, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Advent Software at 415-645-1787, or by visiting Advent’s Investor Relations website at http://www.advent.com/. Actual results may differ materially.

—FINANCIAL HIGHLIGHTS TO FOLLOW—

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues:
License and development fees	$9,045	$7,727	$29,376	$46,260
Maintenance and other recurring	22,342	21,608	86,483	83,359
Professional services and other	5,512	6,926	21,326	29,817

Total revenues	36,899	36,261	137,185	159,436

Cost of revenues:
License and development fees	534	562	2,460	1,877
Maintenance and other recurring	8,268	7,107	30,396	25,141
Professional services and other	4,651	4,161	17,627	17,807
Amortization of developed technology(1)	1,372	1,442	6,567	4,847

Total cost of revenues	14,825	13,272	57,050	49,672

Gross margin	22,074	22,989	80,135	109,764

Operating expenses:
Sales and marketing	10,633	14,282	44,754	56,577
Product development	7,792	10,545	34,857	40,352
General and administrative	5,218	5,758	23,992	20,903
Amortization of other intangibles	1,999	2,028	7,854	6,015
Purchased in-process research & development	—	—	—	1,450
Restructuring charges and impairment loss	2,558	—	9,112	—

Total operating expenses	28,200	32,613	120,569	125,297

Loss from operations	(6,126)	(9,624)	(40,434)	(15,533)
Interest income and other expense, net	839	388	1,528	(7,667)

Loss before income taxes	(5,287)	(9,236)	(38,906)	(23,200)
Provision for (benefit from) income taxes	70,506	(3,131)	59,412	(3,964)

Net loss	$(75,793)	$(6,105)	$(98,318)	$(19,236)

Net loss per share data:
Basic:
Net loss per share	$(2.31)	$(0.19)	$(3.03)	$(0.57)

Shares used in per share calculations	32,819	32,755	32,473	33,659

Diluted:
Net loss per share	$(2.31)	$(0.19)	$(3.03)	$(0.57)

Shares used in per share calculations	32,819	32,755	32,473	33,659

(1)	Effective with the fourth quarter of 2003, the Company is presenting amortization of developed technology within cost of revenues. All prior periods have been reclassified to conform to the current period presentation.

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$160,072	$173,829
Accounts receivable, net	15,995	20,218
Prepaid expenses and other	10,828	11,373
Income taxes receivable	1,639	6,289
Deferred income taxes	—	4,714

Total current assets	188,534	216,423
Property and equipment, net	23,381	28,001
Goodwill and intangibles, net	116,999	108,506
Other assets, net	15,438	80,980

Total assets	$344,352	$433,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,320	$2,637
Accrued liabilities	17,426	14,704
Deferred revenues	34,566	31,918
Income taxes payable	8,361	5,817

Total current liabilities	61,673	55,076
Deferred income taxes	2,812	—
Other long-term liabilities	2,338	5,479

Total liabilities	66,823	60,555

Stockholders’ equity:
Common stock	329	329
Additional paid-in capital	299,304	302,649
Retained earnings (accumulated deficit)	(30,933)	67,385
Cumulative other comprehensive income	8,829	2,992

Total stockholders’ equity	277,529	373,355

Total liabilities and stockholders’ equity	$344,352	$433,910